EXECUTIVE SEVERANCE PLAN
PARTICIPATION AGREEMENT

June ___, 2020

Dear Stephen McMillan:

You have been selected to participate in the Teradata Executive Severance Plan (the “Plan”), subject to your execution and return of this agreement (this “Participation Agreement”) to Teradata Corporation (the “Company”). The Plan has been adopted by the Company effective as of February 1, 2017, and capitalized terms used without definition in this Participation Agreement have the meaning given to such terms in the Plan.

You have been designated as an Eligible Employee who is eligible to participate in the Plan as a Level I Participant, subject to the terms and conditions of the Plan and this Participation Agreement.

By signing below, the Company and you agree that the Plan shall be modified as set forth below with respect to your participation therein:

1. Section 2 of the Plan is amended by deleting the definition of “Good Reason” contained therein and replacing it with the following:

“Good Reason” means the occurrence of any of the following events without the Participant’s prior written consent in the event they are not remedied by the Company within thirty (30) days after receipt of written notice thereof given by the Participant to the Company’s General Counsel: (a) a material reduction in the Participant’s authority, duties and responsibilities, excluding for this purpose any isolated, insubstantial and inadvertent action not taken in bad faith; (b) any reduction in the Participant’s annual base salary; (c) the failure to pay annual or long-term incentive compensation to which the Participant is otherwise entitled under the terms and conditions of the applicable Company incentive plan, at the time at which such compensation is otherwise payable in the ordinary course of business or as soon thereafter as administratively feasible; (d) a reduction of five percent (5%) or more in the Participant’s “target” or “maximum” annual or long-term incentive opportunity (other than any such reduction that is applied across-the-board to senior executives of the Company); (e) the failure by the Company to continue in effect any equity compensation plan in which the Participant participates, unless a substantially equivalent alternative compensation arrangement (embodied in an ongoing substitute or alternative plan) has been provided to the Participant, or the failure by the Company to continue the Participant’s participation in any such equity compensation plan on substantially the same basis, in terms of the level of the Participant’s participation relative to other participants, excluding for this purpose any isolated, insubstantial and inadvertent action not taken in bad faith; or (f) except as required by law, the failure by the Company to continue to provide to the Participant employee benefits substantially equivalent, in the aggregate, to those enjoyed by the Participant under the qualified and nonqualified employee benefit and welfare plans of the Company, including, without limitation, the life insurance, medical, dental, health and accident, disability retirement, and savings plans, other than a reduction of such benefits, in the aggregate, of less than 5% of aggregate value of such benefits.

2. Section 2 of the Plan is amended by deleting the definition of “Qualified Termination” contained therein and replacing it with the following:

“Qualified Termination” means the termination of a Participant’s employment with the Company and its Affiliates (a) by the Company without Cause and not as a result of the Participant’s disability or death; or (b) by the Participant for Good Reason.

3. Section 4(b) of the Plan is amended by deleting Section 4(b)(v) thereof and replacing it with the following:

(v) Equity Awards. Each outstanding equity award of the Company granted to the Participant shall be treated as provided in the applicable Company equity plan and award agreement; provided, however, that, unless the applicable equity plan and award agreement would provide a greater benefit, (i) the Participant shall be entitled to pro-rated vesting of all outstanding service-based and performance-based restricted share unit awards granted by the Company, determined under the pro-ration methodology employed by the Company from time-to-time and, in the case of any performance-based restricted share unit awards for which the applicable performance period has not been completed as of the Date of Termination, subject to actual achievement of the applicable performance goals, as determined by the Committee after the end of the applicable performance period; and (ii) for any equity awards granted after December 31, 2020, the Participant shall receive an extra year of vesting credit for purposes of calculating the vesting of the Participant’s outstanding service-based and performance-based restricted share units and stock options granted by the Company and, in the case of any performance-based restricted share unit awards for which the applicable performance period has not been completed as of the Date of Termination, subject to actual achievement of the applicable performance goals, as determined by the Committee after the end of the applicable performance period.

4. Section 7(f) of the Plan is amended by adding the following sentence to the end thereof:

The Participant shall be reimbursed, in accordance with the Company’s Travel and Expense Policy, for all reasonable out of pocket expenses incurred by the Participant in connection with his compliance with this Section 7(f).

5. Paragraph 4 of the Release attached to the Plan as Exhibit C is amended by adding the following language to the end thereof:

However, this Release excludes, and I hereby do not waive, release, or discharge: (A) any obligation of Teradata under the Plan; (B) claims that cannot be waived by law, such as claims for unemployment benefit rights and workers’ compensation; (C) indemnification rights that I have against Teradata under applicable corporate law, the by-laws or certificate of incorporation of Teradata, or as an insured under any director’s and officer’s liability insurance policy now or previously in force; and (D) any rights to accrued and vested benefits through the date of termination, such as vested retirement benefits, vested but unpaid equity other incentive awards, or accrued but unpaid salary, the rights to which shall be governed by the terms of the applicable plan, arrangement or agreement.

By signing this Participation Agreement, you hereby acknowledge and agree as follows: (a) that you have read the Plan, including, but not limited to, the provisions contained in Section 7 of the Plan entitled “Restrictive Covenants” as amended by this Participation Agreement (the “Restrictive Covenants”); (b) that the Restrictive Covenants are intended to encourage conduct that protects the legitimate business interests of the Company and its subsidiaries and affiliates, including but not limited to protection of Teradata’s Trade Secret Information; (c) that, as a condition to and in consideration of receiving the benefits set forth in the Plan, you hereby agree to be bound by and to comply with the terms and conditions of the Restrictive Covenants; and (d) that you will notify the Company in writing if you have, or reasonably should have, any questions regarding the applicability of the Restrictive Covenants. You further acknowledge that by signing this Participation Agreement, you have thereby willingly agreed to comply with the Restrictive Covenants, and that that you were free to reject this Participation Agreement and all benefits under the Plan with no adverse consequences to your employment with the Company and its Affiliates.

Note that the agreements you make by executing this Participation Agreement will be enforceable against you, regardless of whether or not your employment terminates in circumstances that entitle you to severance benefits under the Plan.

Please note that you are not required to participate in the Plan and may decline participation in the Plan by not returning this Participation Agreement. If you want to accept participation in the Plan, you must execute this Participation Agreement and see that it is returned to the Company’s [TITLE][NAME], via email at [EMAIL] or via mail at 17095 Via del Campo, San Diego, CA 92127 so that it is received no later than ____________, 2020. This Participation Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

TERADATA CORPORATION	ACCEPTED AND AGREED BY PARTICIPANT – STEPHEN MCMILLAN

By:	Signed:_______________________________
Title:	Dated:________________________________